VIP Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 06/30/2016
Registrant CIK:  00011160168
FILE NUMBER: 811- 10509
 74V.    Net asset value per share (to nearest cent)
Negative answer permitted in this field.

FUND GROUP  Class A   Class B   Class K
AXA AGGRESSIVE ALLOCATION PORTFOLIO VIP     10.37   10.38    10.39
AXA CONSERVATIVE ALLOCATION PORTFOLIO VIP       9.53   9.53     9.52
AXA CONSERVATIVE-PLUS ALLOCATION PORTFOLIO VIP     9.68   9.69     9.70
AXA MODERATE ALLOCATION PORTFOLIO VIP     13.70   13.61    13.72
AXA MODERATE-PLUS ALLOCATION PORTFOLIO VIP     10.55   10.56    10.57
CHARTERSM AGGRESSIVE GROWTH PORTFOLIO VIP      9.42
CHARTERSM ALTERNATIVE 100 MODERATE PORTFOLIO VIP      9.11
CHARTERSM CONSERVATIVE PORTFOLIO VIP      9.79
CHARTERSM GROWTH PORTFOLIO VIP     9.50
CHARTERSM INCOME STRATEGIES PORTFOLIO VIP         9.66
CHARTERSM INTEREST RATE STRATEGIES PORTFOLIO VIP     9.54
CHARTERSM INTERNATIONAL MODERATE PORTFOLIO VIP      9.34
CHARTERSM MODERATE GROWTH PORTFOLIO VIP      9.66
CHARTERSM MODERATE PORTFOLIO VIP      9.73
CHARTERSM MULTI-SECTOR BOND PORTFOLIO VIP      3.90    3.89    3.92
CHARTERSM REAL ASSETS PORTFOLIO VIP      9.21
CHARTERSM SMALL CAP GROWTH PORTFOLIO VIP      11.13    11.03
CHARTERSM SMALL CAP VALUE PORTFOLIO VIP      13.70    13.71
TARGET 2015 ALLOCATION PORTFOLIO VIP       8.70     8.71
TARGET 2025 ALLOCATION PORTFOLIO VIP       9.65     9.66
TARGET 2035 ALLOCATION PORTFOLIO VIP       9.77     9.78
TARGET 2045 ALLOCATION PORTFOLIO VIP       9.60     9.61
TARGET 2055 ALLOCATION PORTFOLIO VIP      9.42     9.43